Exhibit 99.2

RPC, Inc. Board of Directors

Appoints New Director

Patrick J. Gunning

ATLANTA, December 15, 2020 – RPC, Inc. (NYSE: RES) today announced the appointment of Patrick J. Gunning to the Board of Directors of the Company effective January 1, 2021.

Gunning is the Chief Financial Officer of the Robert W. Woodruff Arts Center, Inc. in Atlanta, Georgia. Previously he held multiple leadership roles during his 40 years in public accounting prior to retirement from Ernst & Young LLP (EY) in 2020. These positions included Partner at EY, Southeast Region Leader of the Financial Accounting Advisory Services (FAAS) at EY, Assurance leader and Audit Partner for EY, Partner and Assurance Division Leader with Arthur Andersen LLP, and numerous additional regional leadership roles. He will bring extensive financial reporting, accounting, management, and leadership experience to RPC’s Board of Directors.

Richard A. Hubbell, President and Chief Executive Officer, stated “We are pleased to welcome Pat to our Board. He is an accomplished leader that will bring strategic insights to RPC.”

Mr. Gunning will fill an upcoming board opening by the retirement of James B. Williams on December 31, 2020. Mr. Williams joined the Board of Directors in 1984 and served with distinction on the Board and several committees, including the Audit Committee. Mr. Hubbell also expressed the Company’s appreciation for Mr. Williams’ service and gratitude for his contributions over the past 36 years.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net